Exhibit s(3)

Fidus Investment Corporation

Computation of Ratio of Earnings to Fixed Charges

	Year Ended December 31,
	2010	2011	2012	2013	2014
	(Dollars in Thousands)
Earnings:
Net increase in net assets resulting from operations	$5,024	$15,386	$19,411	$27,203	$19,485
Add back: Income tax provision	—	24	4	246	383
Add back: Income tax provision on realized gains on investments	—	—	—	493	17
Add back: Fixed charges	4,962	5,488	6,422	7,076	7,507

Total earnings	$9,986	$20,898	$25,837	$35,018	$27,392

Fixed Charges:
Interest and financing expenses	$4,962	$5,488	$6,422	$7,076	$7,507

Total fixed charges	$4,962	$5,488	$6,422	$7,076	$7,507

Ratio of earnings to fixed charges	2.01	3.81	4.02	4.95	3.65

Footnote disclosure:
Footnote (1) disclosure and calculation:
	Year Ended December 31,
	2010	2011	2012	2013	2014
	(Dollars in Thousands)
Earnings:
Net increase in net assets resulting from operations	$5,024	$15,386	$19,411	$27,203	$19,485
Add back: Income tax provision	—	24	4	246	383
Add back: Income tax provision on realized gains on investments	—	—	—	493	17
Add back: Fixed charges	4,962	5,488	6,422	7,076	7,507
Exclude: Net change in unrealized appreciation (depreciation) on investments	78	(16,171)	(1,749)	22,188	(13,250)

Total earnings	$10,064	$4,727	$24,088	$57,206	$14,142

Fixed Charges:
Interest and financing expenses	$4,962	$5,488	$6,422	$7,076	$7,507

Total fixed charges	$4,962	$5,488	$6,422	$7,076	$7,507

Ratio of earnings to fixed charges	2.03	0.86	3.75	8.08	1.88

Footnote (2) disclosure and calculation:

	Year Ended December 31,
	2010	2011	2012	2013	2014
	(Dollars in Thousands)
Earnings:
Net increase in net assets resulting from operations	$5,024	$15,386	$19,411	$27,203	$19,485
Add back: Income tax provision	—	24	4	246	383
Add back: Income tax provision on realized gains on investments	—	—	—	493	17
Add back: Fixed charges	4,962	5,488	6,422	7,076	7,507
Exclude: Net change in unrealized appreciation (depreciation) on investments	78	(16,171)	(1,749)	22,188	(13,250)
Exclude: Net realized (losses) gains on investments	3,858	12,318	(1,975)	(30,588)	17,029

Total earnings	$13,922	$17,045	$22,113	$26,618	$31,171

Fixed Charges:
Interest and financing expenses	$4,962	$5,488	$6,422	$7,076	$7,507

Total fixed charges	$4,962	$5,488	$6,422	$7,076	$7,507

Ratio of earnings to fixed charges	2.81	3.11	3.44	3.76	4.15